Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-23517, No. 333-154252 and No. 333-165729) on Form S-8 of The Female Health Company of our report dated December 12, 2016, relating to the consolidated financial statements of The Female Health Company (which report expresses an unqualified opinion) and the effectiveness of internal control over financial reporting of The Female Health Company, appearing in  this Annual Report on Form 10-K of The Female Health Company for the year ended September 30, 2016.

/s/ RSM US LLP

Chicago, Illinois

December 12, 2016